Exhibit 10.2

EXPANSION AGREEMENT

THIS EXPANSION AGREEMENT (this “Agreement”) dated as of October 15, 2019 (the “Effective Date”), is made and executed by TC LEGACY LAND VENTURE, LLC, a Delaware limited liability company (“Owner”), and REATA PHARMACEUTICALS, INC., a Delaware corporation (“Tenant”).

R E C I T A L S :

A.Owner is the owner of the land located in Collin County, Texas which is described on Exhibit A attached hereto (the “Land”).

B.Concurrently herewith, Owner and Tenant are entering into a certain Lease Agreement (the “Lease”) covering, among other things, the land located in Collin County, Texas which is located adjacent to the Land and is described as Exhibit B attached hereto.  A copy of the Lease is attached hereto as Exhibit E.  Unless otherwise defined herein, terms used herein with initial capital letters shall have the meanings assigned to such terms in the Lease.

C.Owner and Tenant desire to enter into this Agreement to grant Tenant certain rights with respect to the Land as more particularly described herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Owner and Tenant hereby agree as follows:

1.Expansion Building.

(a)During the period commencing on the Commencement Date and ending on the thirty (30) month anniversary of the Commencement Date (such period being called the “Additional Building Option Period”), provided that (i) no Major Default has occurred and is continuing, and (ii) the Lease remains in full force and effect in accordance with its terms, Tenant shall have the right to deliver written notice to Owner of Tenant’s desire for Owner to construct an office building (the “Additional Building”) on the approximately 2.25-acre portion of the Land described on Exhibit D attached hereto (the “Additional Building Land”) for Tenant’s occupancy (any such notice from Tenant to Owner being called a “Notice to Construct”).  Any Notice to Construct must describe (A) the Building Square Footage for the Additional Building, which shall not be less than 75,000 square feet or more than 300,000 square feet, (B) the number of parking spaces required by Tenant for the Additional Building (which shall not be less than the parking required by the Legal Requirements and Permitted Exceptions or more than four (4) parking spaces for each 1,000 square feet of Rentable Area in the Additional Building), and (C) the date by which Tenant desires to take possession of the Additional Building.  During the Additional Building Option Period, Owner shall cause the Additional Building Land to remain available for the construction of the Additional Building if Tenant elects to exercise its rights under this Section 1.

(b)If Tenant delivers a Notice to Construct to Owner in accordance with Section 1(a) above, then within sixty (60) days following its receipt of such Notice to

Construct, Owner shall consult with not less than three (3) commercial banks to determine if Owner can obtain financing for the construction of the Additional Building on terms reasonably acceptable to Owner (such sixty (60) day period being called the “Preliminary Financing Period”).  If within the Preliminary Financing Period Owner determines that it cannot obtain financing to construct the Additional Building on terms reasonably acceptable to Owner, then Owner shall deliver written notice of such determination to Tenant and upon the delivery of such written notice to Tenant, this Section 1 shall terminate and Owner shall have no further obligation to construct the Additional Building.  If Owner determines within the Preliminary Financing Period that it can obtain such financing, the parties will promptly enter into a new lease agreement (the “Additional Building Lease”) whereby (A) Owner agrees to construct the Additional Building and lease the Additional Building to Tenant on same terms set forth in the Lease, except as otherwise provided in this Section 1, subject to Owner actually obtaining a commitment for financing reasonably acceptable to Owner within ninety (90) days following the execution of the Additional Building Lease (such ninety (90) day period being called the “Owner Financing Contingency Period”; such contingency for the financing of the Additional Building being called the “Additional Building Financing Contingency”), (B) Owner agrees to construct the base building improvements for the Additional Building on the Additional Building Land and to provide Tenant with an improvement allowance to construct the tenant improvements for the Additional Building in an amount to be mutually agreed upon by Owner and Tenant, (C) the parties agree to the base rent for the Additional Building in the manner as set forth in subpart (c) of this Section 1 below, payable from and after the date which is one hundred eighty (180) days after the date Owner substantially completes construction of the base building improvements for the Additional Building (the “Additional Building Commencement Date”) and continuing until 11:59 p.m. (Central Time) on the later of (1) the Expiration Date, or (2) either the day prior to the 10-year anniversary of the Additional Building Commencement Date, if the Additional Building Commencement Date occurs on the first day of a calendar month, or on the day prior to the 10-year anniversary of the first day of the first full month following the calendar month in which the Additional Building Commencement Date occurs, if the Additional Building Commencement Date does not occur on the first day of a month, whichever is applicable (the “Additional Building Term”).  Except as otherwise described in this Section 1(b), Section 1(c), and Section 1(d), below, the Additional Building Lease shall be on the same form and include the same terms as the Lease.  Owner shall prepare the initial draft of the Additional Building Lease in accordance with Section 1 and deliver such initial draft to Tenant within thirty (30) days following the final day of the Preliminary Financing Period (if Owner does not terminate this Section 1 prior to the expiration of the Preliminary Financing Period).  If Owner and Tenant, each acting in good faith, do not execute the Additional Building Lease prior to the date that is sixty (60) days after Owner’s delivery thereof to Tenant in the form and on the same terms of the Lease (except as otherwise herein provided), then either party may elect, within fifteen (15) days following the expiration of such sixty (60) day period, to have any disputes regarding the terms of the Additional Building Lease submitted to arbitration in accordance with the terms of the Lease (as if Owner were the “Landlord” thereunder).  If neither party elects to submit a dispute regarding the terms of the Additional Building Lease to arbitration in accordance with the immediately preceding sentence, this Section 1 shall terminate and Owner shall thereafter have no obligation to construct the Additional Building.

(c)The annual base rent for the Additional Building shall be determined based on a “yield on cost” model in which the total project costs for the Additional Building (including any required parking) are multiplied by the yield hereafter described. The yield on the total project costs for the Additional Building will be equal to the greater of (i) 7.75% or (ii) sum of (A) five hundred (500) basis points plus (B) the then-current ten (10)-year U.S. Treasury Bill rate as of the effective date of the Additional Building Lease.  The annual base rent payable during the Additional Building Term shall increase each year as provided in Section 5(c) of the Lease.

(d)In the event the Notice to Construct describes the Building Square Footage for the Additional Building to be less than 200,000 square feet, Owner shall have the right to increase the square footage of the Additional Building and to cause the Additional Building to be a multi-tenant building, in which event the terms of the Additional Building Lease will be adjusted accordingly.  To the extent Owner and Tenant are unable to agree upon the adjustments necessary to accommodate a multi-tenant building, either Owner or Tenant may require such terms to be determined in the manner set forth for determining Market Terms under Section 4(h) of the Lease.

2.Rights of First Offer and First Refusal to Lease.

(a)If either (i) Tenant fails to deliver a Notice to Construct prior to the expiration of the Additional Building Option Period in accordance with Section 1 above or (ii) the Additional Building is not constructed for any reason after Tenant timely delivers a Notice to Construct (provided, however, that nothing herein shall be deemed to waive Tenant’s rights or remedies in the event Tenant delivers a Notice to Construct and Owner thereafter fails to construct the Additional Building in breach of this Agreement), and if Owner thereafter elects to construct a New Building (defined below) on the Land, then provided that (1) no Major Default is continuing and (2) the Lease otherwise remains in full force and effect, prior to offering any space in the New Building to any other person or entity, Owner shall deliver a written notice to Tenant describing the applicable New Building and offering Tenant the right to lease all of the ROFO Space (defined below) for a term of not less than ten (10) years and at a rental rate and on such other terms and conditions as may be specified in such notice (any such notice being called a “ROFO Notice”).  Tenant shall have a period of thirty (30) days following Tenant’s receipt of a ROFO Notice to deliver a written notice to Owner accepting the offer set forth in the ROFO Notice with respect to all or not less than 75,000 square feet of the ROFO Space (any such notice from Tenant to Owner being called the “ROFO Acceptance Notice”, the portion of the ROFO Space which Tenant elects to lease as set forth in the ROFO Acceptance Notice being called the “Accepted ROFO Space”, and the balance of such ROFO Space described in the ROFO Notice being called the “Refused ROFO Space”). If Tenant timely delivers the ROFO Acceptance Notice to Owner, and Owner elects to build the New Building, Owner and Tenant shall enter into a new lease agreement with respect to the Accepted ROFO Space on substantially the same terms as the Lease, except as otherwise set forth in the ROFO Notice and with the modifications described in Section 1(d) above if the New Building will be a multi-tenant building, within sixty (60) days following Owner’s delivery of the form of the new lease agreement to Tenant.  If Owner and Tenant, each acting in good faith, do not execute such new lease agreement prior to the expiration of the sixty (60) day period described in the immediately preceding sentence, then either party may elect, within fifteen (15) days following the expiration of such sixty (60) day period, to have any disputes regarding the terms of the new lease agreement submitted to arbitration in accordance with the terms of the Lease (as if Owner were the “Landlord” thereunder). If neither party elects to submit a dispute regarding the terms of a new lease agreement described in this Section 2(a) to arbitration in accordance with the immediately preceding sentence, then Tenant shall have be deemed to have not timely delivered the ROFO Acceptance Notice. The rights of Tenant under this Section 2(a) shall be waived with respect to (A) any Refused ROFO Space and (B) any ROFO Space which is the subject of a ROFO Notice and for which Tenant fails to timely deliver ROFO Acceptance Notice to Owner, and Owner shall be free to lease all or any portion of such ROFO Space to one (1) or more third parties, subject to the terms of Section 2(b) and Section 2(c) of this Agreement.  As used herein, the term “New Building” means any new office building to be constructed on the Land which will include at least 75,000 square feet of leasable office space, but which is not to be constructed pursuant to an agreement with a tenant pursuant to which such tenant will occupy all of the space in such building, and “ROFO Space” means all of the leasable space in a New Building.  Nothing herein shall obligate Owner to construct a New Building, even if Tenant delivers a ROFO Acceptance Notice with respect to such New Building.

(b)At any time before or following the completion of a New Building, Owner shall have the right, but not the obligation, to deliver one (1) or more updated ROFO Notices to Tenant with respect to the Refused ROFO Space in the New Building.  All of the provisions set forth in Section 2(a) above shall be applicable to the Refused ROFO Space described in each such ROFO Notice.

(c)If Owner enters into a letter of intent, term sheet, or similar written or unwritten non-binding understanding (including the exchange of any draft lease) with a third party tenant with respect to the potential leasing of 75,000 square feet or more of any Refused ROFO Space that (1) is on terms which are not substantially the same terms as set forth in the last ROFO Notice delivered to Tenant with respect to such Refused ROFO Space or (2) is on substantially the same terms as set forth in the applicable ROFO Notice with respect to such Refused ROFO Space, but is entered into more than one year after the last ROFO Notice with respect to such Refused ROFO Space was delivered to Tenant (any such letter of intent, term sheet, or similar written or unwritten non-binding understanding, the “Third Party Offer”; and the Refused ROFO Space which is subject to the Third Party Offer, the “Refusal Space”), then Owner shall deliver written notice of such Third Party Offer to Tenant (any such notice being called a “ROFR Notice”).  The ROFR Notice shall include a copy of the Third Party Offer, or if the terms of the Third Party Offer have not been reduced to writing, a detailed summary of the terms of such Third Party Offer (with the identity of the third party tenant redacted) and, to the extent such Third Party Offer does not do so, shall identify the Refusal Space and the rent rate, term, and other terms (including the concessions) being offered to the third party tenant.  Owner shall not be obligated to deliver a ROFR Notice if the Third Party Offer is for a net effective rental rate

(considering all applicable economic lease factors) which is either in excess of the net effective rental rate set forth in the last ROFO Notice delivered to Tenant, or is at least ninety-five (95%) percent of the net effective rental rate reflected in the last ROFO Notice delivered to Tenant unless one (1) year has expired from the date the last ROFO Notice was delivered to Tenant.  Tenant shall have a period of five (5) Business Days following Tenant’s receipt of a ROFR Notice to deliver a written notice to Owner accepting the offer set forth in such ROFR Notice (any such notice from Tenant to Owner being called the “ROFR Acceptance Notice”).  If Tenant does not timely deliver the ROFR Acceptance Notice to Owner, Tenant shall be deemed to elect not to exercise its rights under this Section 2(b) as to the applicable Refusal Space, and Owner may thereafter lease all or any portion of the applicable Refusal Space to a third party tenant at a net effective rental rate (considering all applicable economic lease factors) of at least 95% of the net effective rental rate reflected in the ROFR Notice (any such lease, a “Conforming Lease”) within two hundred forty (240) days after Tenant elects (or is deemed to have elected) to not exercise its right of first refusal with respect to such Refusal Space.  If Owner fails to timely enter into Conforming Leases with respect to all or any portion of the Refusal Space, Owner must again comply with the provisions of this Section 2(b) prior to leasing all or any portion of the Refusal Space which is not subject to a Conforming Lease.  If Tenant timely delivers the ROFR Acceptance Notice to Owner, Owner and Tenant shall enter into a new lease agreement on substantially the same terms as the Lease, except as otherwise set forth in the ROFR Notice and with the modifications described in Section 1(d) above if the New Building is a multi-tenant building, within sixty (60) days following Owner’s delivery of the form of the new lease agreement to Tenant in the form required hereunder; provided, however, that the term of such new lease agreement as to the Refusal Space shall be, at Tenant’s election, coterminous with the Term of the Lease (with a pro rata adjustment in concessions), unless, at the time Tenant exercises its right to lease such Refusal Space fewer than ten (10) years remain in the Term, in which case the term of the lease as to the Refusal Space shall be the term specified in the Refusal Notice. If Owner and Tenant, each acting in good faith, do not execute such new lease agreement within such sixty (60) day period described in the immediately preceding sentence, then either party may elect, within fifteen (15) days following the expiration of such sixty (60) day period, to have any disputes regarding the terms of the new lease agreement submitted to arbitration in accordance with the terms of the Lease (as if Owner were the “Landlord” thereunder).  If neither party elects to submit a dispute regarding the terms of a new lease agreement described in this Section 2(b) to arbitration in accordance with the immediately preceding sentence, then Tenant shall be deemed to have elected not to lease the applicable Refusal Space.  For the avoidance of doubt, except with respect to the requirement that Landlord re-offer to Tenant any (or any portion of any) Refusal Space for which a Conforming Lease is not executed within two hundred forty (240) days after Tenant elects (or is deemed to have elected) to not exercise its right of first refusal with respect to such Refusal Space, this Section 2(b) is not a continuing right of first refusal and shall expire with respect to each portion of the Refusal Space described in a ROFO Notice which Tenant does not elect to lease in accordance with this Section 2(b) and for which Owner enters into a Conforming Lease within two hundred forty (240) days after Tenant elects (or is deemed to have elected) to not exercise its right of first refusal with respect to such Refusal Space.

(d)Tenant’s rights under this Section 2 are limited as follows:

(i)Tenant’s rights in this Section 2 shall apply to each New Building constructed by Owner upon the Land following the expiration of the Additional Building Option Period;

(ii)Owner shall have the right to grant any third party tenant which leases more than twenty-five percent (25%) of the office space in a New Building rights of first offer and rights of first refusal with respect to the unleased space in such New Building which are superior to the rights of Tenant under Section 2(b) (meaning that Tenant shall not have the right to lease available office space in such New Building pursuant to its right of first refusal set forth herein if such third party tenant elects to lease such space); and

(iii)Upon the first to occur of (A) the commencement of construction of an Additional Building pursuant to Section 1 above or (B) the ten (10) year anniversary of the Effective Date, this Section 2 shall terminate and be of no further force or effect.

3.Rights Superior.  Tenant’s rights under this Agreement are superior to the interests of all lessors under any ground or land leases now or hereafter covering all or any part of the Land and the holders of or beneficiaries under any mortgages or deeds of trust that may now or hereafter encumber all or any portion of the Land (any lessor under any such ground lease or any holder of or beneficiary under any such mortgage or deed of trust is herein referred to as a “Owner’s Mortgagee”). Notwithstanding the foregoing, no Owner’s Mortgagee shall be required to construct the Additional Building.  Owner represents and warrants to Tenant that, upon the date the Memorandum of Rights is recorded in the real property records of Collin County, Texas, that there exist no Owner’s Mortgagees with respect to the Land.

4.Notices.  All notices and other communications given, required or permitted in accordance with the terms of this Agreement must be in writing and must be hand-delivered or sent by Federal Express or other nationally recognized overnight service, electronic transmission or United States certified or registered mail.  Notices sent by hand delivery or Federal Express or other nationally recognized overnight service shall be deemed given or delivered upon actual delivery or refusal of such delivery.  Notices sent by electronic transmission shall be deemed given or delivered when transmitted by electronic transmission or email with no notice of non-delivery being received by the sender (provided transmission and confirmation thereof is on Business Days, otherwise, such electronic transmissions shall be deemed received on the next Business Day), provided an original of such notice is also sent by a nationally recognized overnight service for delivery the following Business Day.  The parties will address notices as follows:

If to Owner:

TC Legacy Land Venture, LLC

2100 McKinney Avenue, Suite 800

Dallas, Texas 75201

Attention: Scott Krikorian

Email: scottkrikorian@trammellcrow.com

with a copy to:

Jackson Walker LLP

2323 Ross Avenue, Suite 600

Dallas, Texas 75201

Attention: George C. Dunlap, Jr., Esq.

Email: gcdunlap@jw.com

If to Tenant:

Prior to the Commencement Date:

Reata Pharmaceuticals, Inc.

5320 Legacy Drive

Plano, Texas 75024-3105

Attention: Executive Vice President, Operations

Email: jason.wilson@reatapharma.com

with a copy to:

Reata Pharmaceuticals, Inc.

5320 Legacy Drive

Plano, Texas 75024-3105

Attention: Chief Legal Counsel
Email: mike.wortley@reatapharma.com

From and after the Commencement Date:

Reata Pharmaceuticals, Inc.

At the Premises

Attention: Executive Vice President, Operations

Email: jason.wilson@reatapharma.com

with a copy to:

Reata Pharmaceuticals, Inc.

At the Premises

Attention: Chief Legal Counsel
Email: mike.wortley@reatapharma.com

A party may change the address to which it wishes notices to be sent by delivering notice of the change of address to the other party in accordance with the terms of this Section 3.  Notwithstanding anything to the contrary contained in this Agreement, no address for notices that is located outside the United States or consists of a “P.O. Box” shall be effective or binding under this Lease, and each party shall instead at all times have at least one (1) address for notices that shall be binding for all purposes in connection with this Lease (including, without limitation, for any notice of default and service of process) located in the United States and not consisting of a “P.O. Box”.

5.Effect of Lease Termination.  Notwithstanding anything herein or in the Lease to the contrary, upon the termination of the Lease for any reason, this Agreement shall automatically terminate and shall thereafter be null and void and of no further force or effect.

6.Miscellaneous.

(a)This Agreement inures to the benefit of and binds each of Owner and Tenant and their respective successors and assigns.  Owner shall have the right to assign its rights to construct an Additional Building and/or a New Building to (i) one (1) or more entities under common control with Owner and (ii) to each subsequent owner of all or any part of the Land.

(b)All section headings and captions used in this Agreement are purely for convenience and do not affect the interpretation of this Agreement.

(c)All Exhibits referenced in this Agreement are incorporated in and made a part of this Agreement, even if they are not physically attached to this Agreement.

(d)This Agreement will be governed by and interpreted in accordance with the laws of the State of Texas (without regard to conflict of law principles), and the parties submit to the jurisdiction of any appropriate state court within the State of Texas for the adjudication of disputes arising from this Agreement.

(e)Except as otherwise provided, the parties may amend this Agreement only by means of written agreements signed on behalf of Tenant and Owner by their respective authorized signatories.

(f)This Agreement supersedes all prior understandings, representations, negotiations, and correspondence between the parties and constitutes the entire agreement between them with respect to the matters described in this instrument.  No course of dealing, course of performance, or usage of trade will modify or affect this Agreement.

(g)The invalidity, illegality, or unenforceability of any provision of this Agreement will not affect or impair the validity, legality, and enforceability of the remaining provisions.

(h)The failure of either party at any time to require performance by the other of any provision of this Agreement will not affect that party’s right to enforce that provision, nor will the waiver by either party of any breach of any provision of this Agreement constitute a waiver of any further breach of the same provision or any other provision.  All of the remedies permitted or available to Owner or Tenant under this

Agreement, or at law or in equity, shall be cumulative and not alternative and the exercise of any such right or remedy shall not constitute a waiver or election of remedies with respect to any other permitted or available right or remedy, except to the extent specifically provided to the contrary in this Agreement.

(i)In order to facilitate execution, (a) this Agreement may be executed in as many counterparts as may be convenient or required, (b) all counterparts shall collectively constitute a single instrument, (c) any signature page to any counterpart may be detached from such counterpart without impairing the legal effect of the signatures thereon and thereafter attached to another counterpart identical thereto except having attached to it additional signature pages and (d) delivery of an executed counterpart of this Agreement by facsimile or scanned and emailed shall be binding on the parties so delivering.

(j)This Agreement shall not be recorded.  However, concurrently herewith, Owner and Tenant shall each execute, acknowledge and deliver a Memorandum of Expansion Rights in the form attached hereto as Exhibit C (the “Memorandum of Rights”), and such memorandum shall be recorded in the real property records of Collin County, Texas immediately following Owner’s acquisition of title to the Land.  Within fifteen (15) days after any request by Owner or Tenant, the other party hereto shall deliver to the requesting party an estoppel certificate addressed to such requesting party or to such third parties as the requesting party may designate containing such factual certifications to the other party’s actual knowledge as the requesting party may reasonably request.

(k)Whenever necessary or appropriate, the neuter gender as used herein shall be deemed to include the masculine and feminine; the masculine to include the feminine and neutral; the feminine to include the masculine and neutral; the singular to include the plural; and the plural to include the singular.

(l)Owner acknowledges that Tenant would not enter into the Lease with Owner without Owner’s agreement to enter into this Agreement.  Owner stipulates and agrees that this Agreement is supported by sufficient consideration, including, without limitation, Tenant’s agreement to enter into the Lease with Owner, from which the direct or indirect owners of Owner expect to derive an economic benefit.

(m)In any proceeding or controversy associated with or arising out of this Agreement or a claimed or actual breach thereof, the prevailing party shall be entitled to recover from the other party as a part of prevailing party’s costs, reasonable attorney’s fees, the amount of which shall be fixed by the court or arbitration panel and shall be made a part of any judgment or award rendered.

7.Limitation of Liability.  It is expressly understood and agreed that notwithstanding anything to the contrary contained in this Agreement, and notwithstanding any Legal Requirement to the contrary, the liability of Owner hereunder (including any successor owner) and any recourse by Tenant against Owner shall be limited solely and exclusively to the equity interest of Landlord in and to the Land (which shall include, without limitation, condemnation proceeds, proceeds of sale and rents and other income from the Land to which Landlord or its Affiliates are entitled), and neither Owner, nor any of its constituent partners, shall have any personal liability therefor, and

Tenant hereby expressly waives and releases such personal liability on behalf of itself and all persons claiming by, through or under Tenant.  Notwithstanding anything to the contrary contained in this Agreement, under no circumstances shall Owner or Tenant be liable for consequential damages, including, without limitation, injury to either party’s business or for any loss of income or profit therefrom.

8.Acknowledgement Regarding Prohibited Transactions.  Tenant has been informed by Owner that, as of the date of this Agreement, Owner is owned at least in part by California State Teachers’ Retirement System, a public entity created pursuant to the laws of the State of California (“CALSTRS”), a unit of the California Government Operations Agency established pursuant to Title 1, Division 1, Parts 13 and 14 of the California Education Code, Sections 22000, et seq., as amended (the “Education Code”), and that, as a result, CALSTRS is prohibited from engaging in certain transactions with or for the benefit of an “employer”, “employing agency”, “member”, “beneficiary” or “participant” (as those terms are defined or used in the Education Code).  In addition, Tenant has been informed by Owner that certain restrictions under the Internal Revenue Code, 26 U.S.C. Section 1, et seq. (the “Code”) may apply to distributions made by CALSTRS to its members, beneficiaries and participants.  Accordingly, Tenant hereby advises Owner and CALSTRS that, as of the date of this Agreement and to Tenant’s actual knowledge without the duty of investigation or inquiry, and subject to the last three (3) sentences of this Section, (a) Tenant is neither an employer, employing agency, member, beneficiary or participant (as such terms are defined in the Education Code); (b) Tenant has not knowingly made any contribution or contributions to Owner or CALSTRS; (c) neither an employer, employing agency, member, beneficiary nor participant (as such terms are defined in the Education Code), nor any person who has made any contribution to Owner or CALSTRS, nor any combination thereof, is knowingly related to Tenant by any relationship described in Section 267(b) of the Code; (d) subject to any brokerage commissions payable in connection with this Agreement, neither Owner, CALSTRS, CBRE Global Investors, LLC (“CBRE Global”), their affiliates, related entities, agents, officers, directors or employees, nor any CALSTRS board member, employee or internal investment contractor thereof or therefor (collectively, “Owner Affiliates”) has received or will receive, directly or indirectly, any payment, consideration or other benefit from, nor does any Owner Affiliate have any agreement or arrangement with, Tenant or any person or entity affiliated with Tenant, relating to the transactions contemplated by this Agreement; and (e) except for publicly traded shares of stock or other publicly traded ownership interests, no Owner Affiliate has any direct or indirect ownership interest in Tenant or any person or entity affiliated with Tenant.  Owner acknowledges that (i) Tenant and/or such entities affiliated with Tenant may be publicly held companies, and one or more Owner Affiliates may own shares in such companies, and (ii) such publicly held companies and their subsidiaries and affiliates (including, without limitation, Tenant) may employ former teachers who may have made contributions to Owner and/or CALSTRS.  Owner also acknowledges that Tenant may contract with CBRE Global entities for a number of services, including, but not limited to, management and brokerage services. In addition, and notwithstanding anything to the contrary contained in this Section, Tenant shall not be responsible for any violation by Owner or its affiliates if the execution of this Agreement by Owner or its affiliates is found to have constituted a prohibited transaction pursuant to the foregoing terms of this Section, nor shall Tenant be liable for any damages incurred by Owner or its affiliates as a result of such violation, unless Tenant willfully and knowingly made a false statement under this Section, and the damages incurred by Owner or its affiliates are directly attributable to such false statement.

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OWNER:

TC LEGACY LAND VENTURE, LLC,

a Delaware limited liability company

By:	TC Legacy Land Member, LLC, a Delaware limited liability company, its managing member

By:	TCDFW Office Development, Inc., a Delaware corporation, its sole member

By: /s/Scott Krikorian

Print: Scott Krikorian

Its: President and CEO

TENANT:

REATA PHARMACEUTICALS, INC.,

a Delaware corporation

By: /s/ J. Warren Huff

Print: J. Warren Huff

Its: Chief Executive Officer

EXHIBIT A

The Land

BEING a tract of land situated in the Henry Cook Survey, Abstract No.183, City of Plano, Collin County, Texas and being all of Lots 1 and 3, Block A of TCC Legacy, Lots 1, 2, & 3, Clock A, an addition to the City of Plano, according to the Conveyance Plat, recorded in Volume 2019, Page 454, Map Records of Collin County, Texas, and being more particularly described as follows:

BEGINNING at a 1/2-inch iron rod found for the northwest corner of said Lot 3, Block A, common to the northeast corner of Lot 1, Block A, according to the Final Plat of Ericsson Village Lot 1, Block A, as recorded in Instrument No. 200812020100004190, Map Records of Collin County, Texas, common to a point on the southerly right of way line of Legacy Drive, a variable width right of way, according to the plat recorded in Cabinet C, Page 774, Map Records of Collin County, Texas, same being at the beginning of a curve to the left having a central angle of 00°47'05", a radius of 2024.06 feet, a chord bearing and distance of North 89°45'00" East, 27.72 feet;

THENCE In a northeasterly direction, along the northerly line of said Lot 3, Block A, and the southerly right of way line of said Legacy Drive, and with said curve to the left, an arc distance of 27.72 feet to a 5/8-inch iron rod with a red plastic, stamped “KHA” set for corner;

THENCE North 89°21'27" East, continuing along the northerly line of said Lot 3, Block A, and the southerly right of way line of said Legacy Drive, a distance of 88.26 feet to a 5/8-inch iron rod with a red plastic, stamped “KHA” set for the westerly corner of a right of way dedication as dedicated in said TCC Legacy, Lots 1, 2, & 3, Block A;

THENCE South 85°52’43” East, continuing along the northerly line of said Lot 3, Block A, and the southerly right of way line of said Legacy Drive, a distance of 120.41 feet to a 5/8-inch iron rod with a red plastic, stamped “KHA” set for a corner;

THENCE North 89°21'27" East, continuing along the northerly line of said Lot 3, Block A, and the southerly right of way line of said Legacy Drive, passing the north common corner of said Lot 3 and aforesaid Lot 1, Block A, continuing along the northerly line of said Lot 1, a distance of 598.63 feet to a 5/8-inch iron rod with a red plastic, stamped “KHA” set for the northerly, northeast corner of said Lot 1, common to the north end of corner clip located on the southerly right of way line of said Legacy Drive and the westerly right of way line of Communications Parkway, a variable width right of way as dedicated in said TCC Legacy, Lots 1, 2, & 3, Block A;

THENCE South 45°39'36" East, along the northeasterly line of said Lot 1, the northeasterly line of aforesaid Lot 2, Block A, and along said corner clip, a distance of 23.50 feet to easterly corner of said Lot 1, same being the northerly, northeast corner of Lot 2, Block A of said TCC Legacy;

THENCE South 46°24’04” West, along the common line of said Lots 1 and 2, a distance of 388.61 feet to a corner;

THENCE South 00°38’40” East, continuing along the common line of said Lots 1 and 2, a distance of 205.65 feet to the southeast corner of said Lot 1 and the southwest corner of said Lot 2, same being on a northerly line of aforesaid Lot 3;

THENCE North 89°21’20” East, along the southerly line of said Lot 2 and a northerly line of said Lot 3, a distance of 297.77 feet to the southeast corner of said Lot 2 and the easterly, northeast corner of said Lot 3, same being on the westerly right of way line of Communications Parkway, a variable width right of way as dedicated in Cabinet M, Page 40, Map Records of Collin County, Texas;

THENCE South 00°43'46" East, along the easterly line of said Lot 3 and the a distance of 348.58 feet to an aluminum disk found for the southeast corner of said Lot 3, Block A and the westerly right of way line of said Communications Parkway, common to the northeast corner Lot 3, Block A, according to the Replat of Ericsson Village Addition Lots 2R and 3, Block, as recorded in Instrument No. 20150623010002250, Map Records of Collin County, Texas;

THENCE South 89°16'13" West, along the southerly line of said Lot 3, Block A (TCC Legacy), and the northerly line of said Lot 3, Block A (Ericsson Village Addition), a distance of 843.58 feet to the southwest corner of said Lot 3, Block A (TCC Legacy) same being the northwest corner of said Lot 3, Block A, common to a point on the easterly line of said Lot 1, Block A, from which a 1/2-inch iron rod found bears, South 13°27' East, a distance of 0.40 feet;

THENCE along the easterly line of said Lot 1, Block A and the westerly line of said Lot 3, BLock A (TCC Legacy), the following courses and distances:

North 00°33'11" West, a distance of 177.84 feet to a point at the beginning of a non-tangent curve to the left having a central angle of 68°03'13", a radius of 335.00 feet, a chord bearing and distance of North 02°10'41" East, 374.92 feet, from which a 5/8-inch iron rod found bears, South 31°15' East, a distance of 0.04 feet;

In a northeasterly direction, with said curve to the left, an arc distance of 397.90 feet to a 5/8-inch iron rod found at the beginning of a reverse curve to the right having a central angle of 31°17'54", a radius of 280.00 feet, a chord bearing and distance of North 16°11'59" West, 151.06 feet;

In a northwesterly direction, with said curve to the right, an arc distance of 152.95 feet to a 5/8-inch iron rod found for corner;

North 00°33'11" West, a distance of 149.28 feet to the POINT OF BEGINNING and containing 13.549 acres (590,199 square feet) of land, more or less.

EXHIBIT B

Description of Adjacent Land

BEING a tract of land situated in the Henry Cook Survey, Abstract No.183, City of Plano, Collin County, Texas and being a portion of a called 16.0258 acre tract of land described in a deed to Diodes Incorporated, recorded in Instrument No. 20080701000802860, Official Public Records of Collin County, Texas, and being more particularly described as follows:

COMMENCING at an aluminum disk found for the southeast corner of said 16.0258 acre tract, common to the northeast corner Lot 3, Block A, according to the Replat of Ericsson Village Addition Lots 2R and 3, Block, as recorded in Instrument No. 20150623010002250, Map Records of Collin County, Texas, same being on the westerly right of way line of Communications Parkway, a variable width right of way, according to the plat recorded in Cabinet M, Page 40 of the Map Records of Collin County, Texas;

THENCE North 00°43'46" West, along the easterly line of said 16.0258 acre tract and the westerly right of way line of said Communications Parkway, a distance of 348.60 feet to the POINT OF BEGINNING of herein described tract of land;

THENCE departing the easterly line of said 16.0258 acre tract and the westerly line of said Communication Parkway, and crossing said 16.0258 acre tract the following courses and distances:

South 89°21'20" West, a distance of 297.77 feet to a point for corner;

North 0°38'40" West, a distance of 205.65 feet to a point for corner;

North 46°24'04" East, a distance of 388.61 feet to a point for corner;

South 45°39'36" East, a distance of 11.91 feet to a point for corner, same being on the easterly line of said 16.0258 acre tract and the westerly right of way of said Communications Parkway;

THENCE South 00°43'46" East, along the easterly line of said 16.0258 acre tract and the westerly line of said Communications Parkway, a distance of 174.98 feet to a point for corner, from which a 5/8-inch iron rod with a red plastic, stamped “KHA” found bears, North 10°17' East, a distance of 1.00 feet;

THENCE South 02°21'09" East, continuing, along the easterly line of said 16.0258 acre tract and the westerly line of said Communications Parkway, a distance of 150.06 feet to a 1/2-inch iron rod found for corner;

THENCE South 00°43'46" East, continuing, along the easterly line of said 16.0258 acre tract and the westerly line of said Communications Parkway, a distance of 137.06 feet to the POINT OF BEGINNING and containing 2.322 acres (101,132 square feet) of land, more or less.

EXHIBIT C

MEMORANDUM OF EXPANSION AGREEMENT

THIS MEMORANDUM OF EXPANSION AGREEMENT is made and entered into effective as of the ____ day of ________________, 20__, by and between TC LEGACY LAND VENTURE, LLC, a Delaware limited liability company (“Owner”), and REATA PHARMACEUTICALS, INC., a Delaware corporation (“Tenant”).

R E C I T A L S:

A.Owner and Tenant have entered into a certain Expansion Agreement dated as of October __, 2019 (the “Agreement”) pursuant to which Owner granted to Tenant certain expansion rights of first offer and first refusal over certain property located in Collin, Texas on the land (“Land”) described on Exhibit A attached hereto and made a part hereof together with the other improvements to be located thereon; and

B.Owner and Tenant desire to enter into and record this Memorandum in order that third parties may have notice of Tenant's interest and rights under the Agreement.

A G R E E M E N T S:

NOW, THEREFORE, in consideration of the covenants provided for in the Agreement, and other good and valuable consideration, the parties hereby agree as follows:

This Memorandum has been entered into by Owner and Tenant for purposes of recordation in the appropriate real estate records in Collin County, Texas to provide notice to third parties of the Agreement (and the Tenant’s expansion rights and rights of first offer and refusal related to the Land and the improvements to be located thereon as set forth in the Agreement) and nothing contained herein shall be deemed or construed to amend, modify, change, alter, amplify, interpret or supersede any of the terms and provisions of the Agreement.  In the event of a conflict between the terms of the Agreement and the terms of this Memorandum, the terms of the Agreement shall control.

Upon any termination of Tenant’s rights under Section 1 of the Agreement and upon termination of the Agreement, Owner shall have the right to cause this Memorandum (or the obligation of Owner to construct the Additional Building, as applicable) to be released by filing an Affidavit of Termination, without the consent or joinder of Tenant, in the same records of Collin County, Texas in which this Memorandum is filed.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have executed this Memorandum of Expansion Agreement effective as of the date first above written.

OWNER:

TC LEGACY LAND VENTURE, LLC,

a Delaware limited liability company

By:	TC Legacy Land Member, LLC, a Delaware limited liability company, its managing member

By:	TCDFW Office Development, Inc., a Delaware corporation, its sole member

By:

Print:

Its:

STATE OF TEXAS§

§

COUNTY OF §

This instrument was acknowledged before me on _______________, 2019, by ___________________________, the _________________________ of TCDFW Office Development, Inc., a Delaware corporation, the sole member of TC Legacy Land Member, LLC, a Delaware limited liability company, the managing member of TC LEGACY LAND VENTURE, LLC, a Delaware limited liability company, on behalf of said limited liability companies and corporation.

[NOTARIAL SEAL]

NOTARY PUBLIC

TENANT:

REATA PHARMACEUTICALS, INC.,

a Delaware corporation

By:

Print:

Its:

STATE OF TEXAS§

§

COUNTY OF §

This instrument was acknowledged before me on _______________, 2019, by _____________________, the _____________________ of REATA PHARMACEUTICALS, INC., a Delaware corporation, on behalf of said corporation.

[NOTARIAL SEAL]

NOTARY PUBLIC

EXHIBIT D

Description of Additional Building Land

EXHIBIT E

Lease

[ATTACHED]

4848-9877-6995, v. 9